SUB-ITEM 77K


May 15, 2001


Securities and Exchange Commission
Washington, D.C. 20549



We were previously accountants for Tax-Free Investments Co. and, under the date of May 1, 2000, we reported on the financial statements of the portfolio of Tax Free Investments Co. as of and for the period ended March 31, 2000. On December 28, 2000 we resigned. We have read Tax Free Investments Co.'s statements included under Sub-Item 77K in its Amended Form N-SAR and we agree with such statements.


Very truly yours,


/s/ KPMG LLP